Media Contact:	Investor Contact:
Tony Welz Principal Welz & Weisel Communications 703.218.3555 x226 tony@w2comm.com	Tania Almond Investor Relations Officer Sourcefire, Inc. 410.423.1919 tania.almond@sourcefire.com

SOURCEFIRE ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
IN CONNECTION WITH ITS INITIAL PUBLIC OFFERING

Columbia, MD -- March 22, 2007 -- Open source innovator and SNORT® creator Sourcefire, Inc. (Nasdaq: FIRE), a leader in network intrusion prevention, announced today that Morgan Stanley & Co. Incorporated, who acted as the sole book-running manager for the recent initial public offering, has exercised in full their over-allotment option to purchase an additional 865,500 shares of Sourcefire common stock, bringing the total proceeds received by Sourcefire in the offering to approximately $86.3 Million.

About Sourcefire
Sourcefire, Inc. (Nasdaq: FIRE), a leading provider of intelligence driven, open source network security solutions, is transforming the way organizations manage and minimize network security risks with its 3D Approach - Discover, Determine, Defend - to securing real networks in real-time. The company's network defense system unifies intrusion and vulnerability management technologies to provide customers with superior network security. Founded in 2001 by the creator of SNORT®, Sourcefire is headquartered in Columbia, Maryland and has been consistently recognized for its innovation and industry leadership by customers, media, and industry analysts alike - with more than 18 awards and accolades since January 2005 alone.  Recently, Sourcefire was positioned in the Leaders Quadrant of Gartner’s “Magic Quadrant for Network Intrusion Prevention System Appliances 2H06” report and the Sourcefire 3D System was named “Best Security Solution” at the 2006 SC Magazine Awards. At work in leading Fortune 1000 companies and government agencies, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and intelligence in network security.

For more information about Sourcefire, please visit http://www.sourcefire.com.

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SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D™, RNA™ and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries.